AZZ Inc. Reports Financial Results for the First Quarter of Fiscal Year 2021; Generates EPS of $0.21 in the Midst of COVID-19 Disruptions

July 9, 2020 - FORT WORTH, TX - AZZ Inc. (NYSE: AZZ), a global provider of metal coating solutions, welding solutions, specialty electrical equipment and highly engineered services today announced financial results for the first quarter of fiscal year 2021, ended May 31, 2020.

First Quarter Overview:
•Effectively managed liquidity; $342 million of additional available credit
•Cash and cash equivalents at the end of the period were $26.4 million versus $13.6 million
•Revenue of $213.3 million, down 26.2% versus last year’s period.
•Metal Coatings Segment versus same quarter, prior year:
•Revenue of $119.0 million, down 2.6%
•Operating Income of $25.1 million, down 14.7%
•Margins were 21.1%, versus 24.1%
•Energy Segment versus same quarter, prior year:
•Revenue of $94.3 million, down 43.5%
•Operating Income of $(1.0) million versus $12.6 million
•Margins were (1.1%) versus 7.5%
•Net Income of $5.5 million or $0.21 per share versus $21.3, or $0.81 per share.
•Declared quarterly cash dividend in the amount of $0.17 per common share.

Management Discussion
Tom Ferguson, President and Chief Executive Officer of AZZ, commented, “The worldwide COVID-19 pandemic disrupted our first quarter operations, but our Metal Coatings Segment still delivered solid results. Revenue for the quarter declined 26.2% compared to last year’s comparable quarter. In light of the global business shutdown brought on by the virus, our Energy Segment was particularly impacted with a 43% revenue decrease to $94.3 million, versus last year’s first quarter. Our Industrial Solutions Platform experienced postponement of most of its scheduled work for the first quarter as refiners deferred turnarounds amid the global pandemic. Although it is still early, we are optimistic for an improved second half of the year as we are seeing more quoting activity for turnarounds.”

“Our Metal Coatings Segment delivered solid operating results in this difficult environment with sales of $119 million, down slightly at 2.6%, and operating margin of 21.1% versus 24.1% in last year’s first quarter. Designated an essential business, we were able to keep all our galvanizing plants open and operating during this pandemic. While the galvanizing business experienced rather minimal disruption as infrastructure projects proceeded, our Surface Technologies plants were negatively impacted by several customers slowing or stopping operations for a large portion of the quarter. It is important to note, our DGS (digital galvanizing systems), which is deployed at all our galvanizing plants, continues to play an important part in the safety of our employees and customers by reducing the need for direct onsite contact, yet allowing for a seamless workflow.”

“Given the extraordinary circumstances, the safety and well-being of our employees and supporting our customers remain top priorities. I have the utmost confidence in our team to navigate through this crisis and to emerge as a stronger company thanks to their commitment. I want to thank all our employees for their hard work and dedication in continuing to deliver outstanding service to our customers through this unprecedented time. Our focus for the balance of this year is structuring our operations and footprint to be safe, efficient and effective. This effort will include increased emphasis on divesting non-core businesses, and investing more heavily in ensuring our core businesses have the technology and resources to excel in the post-COVID era.”

First Quarter Results
For the first quarter of fiscal year 2021, the Company reported revenues of $213.3 million compared to $289.1 million for the comparable period last year, a decrease of 26.2%. Reported operating income decreased to $14.3 million, or 53.8% compared to $31.0 million in last year’s comparable three month period. Net income for the three months decreased to $5.5 million, or $0.21 per diluted share on a reported basis, compared to $21.3 million, or $0.81 per diluted share compared to the same quarter in the prior fiscal year. The provision for income taxes of $4.7 million reflects an effective tax rate of 45.8% for the three months ended May 31, 2020 as compared to $5.7 million, or 21.1% for the prior year comparable period. The increase is attributable to uncertain tax positions related to research and development tax credits and losses in foreign jurisdictions for which the Company does not anticipate being able to recognize the benefit. Bookings for the three-month period declined to $174.9 million, compared to $256.3 million for the same quarter last year. Backlog at the end of the quarter was $205.4 million, a decrease of 31.6% as compared to backlog at the end of the same quarter in the prior year. Approximately 20% of the current backlog is expected to be delivered outside the U.S., compared to 44% in the first quarter of fiscal 2020.

Metal Coatings Segment
For the first quarter of fiscal year 2021, Metal Coatings Segment revenues decreased 2.6% to $119.0 million and operating income decreased 14.7% to $25.1 million compared to $122.2 million and $29.4 million respectively, for the same period in the prior fiscal year. The lower revenue for the quarter was attributable to lower volumes of steel processed in our kettles. Operating margins for the quarter were 21.1% compared to 24.1% in the first quarter of fiscal year 2020. Operating margins were most significantly impacted by plant closures in our Surface Technologies division as a result of reduced customer demand due to the COVID pandemic, and inefficiencies driven by our safety and security measures taken to protect our employees.

Energy Segment
For the first quarter of fiscal year 2021, Energy Segment revenues decreased 43.5% to $94.3 million as compared to $167.0 million in the same quarter of the prior year. Our operating loss for the first quarter of fiscal year 2021 of $(1.0) million compared to our operating income $12.6 million in the prior year’s quarter. The decrease in net sales and operating income for the three-month period was primarily attributable to several COVID-related factors, including significant reductions in turnaround activity in both the U.S. and international markets, project delays in the large high voltage bus project in China, and a marked slow-down of planned orders for our electrical products as customers temporarily shuttered facilities.

Fiscal Year 2021 Guidance
Mr. Ferguson added, “Due to the continued uncertainty associated with the COVID-19 pandemic on many of our end markets, we cannot provide an update to our previously suspended fiscal 2021 sales and earnings guidance range at this time. As previously stated, we continue to operate as an ‘essential business’ in supporting critical infrastructure needs during these unprecedented times. Our low debt level and ample borrowing capacity, combined with our consistent ability to generate cash, provides confidence that we will be able to successfully manage both debt and liquidity satisfactorily throughout fiscal year 2021. We continue to be prudent with our cash by focusing capital expenditures on core growth initiatives and safety-related spending, paying a dividend, reducing debt, and repurchasing shares to minimize dilution due to employee stock compensation plans. We are also carefully managing our workforce to ensure a safe and healthy operating environment, while flexing our capacity to better match our demand. Additionally, we did not experience any unusual slowdown in customer payments as we navigated our first quarter in the midst of the pandemic. We will continue to drive operational efficiencies aggressively, and maintain active M&A activities in support of our strategic growth initiatives. However, some M&A efforts have been impacted by our inability to meet with prospective parties due to the COVID-19 pandemic.

We hope to be able to re-establish our financial guidance as we get to the back half of this fiscal year. In the interim we will work to provide as much context to our outlook as possible. The risks we are focused on managing are: fully integrating the Galvanizing and Surface Technologies platforms to drive market share growth and operating efficiencies; building backlog in our core Electrical Businesses; ensuring our ability to deploy resources effectively during, what appears to be, a strengthening fall turnaround season; and managing our cash well to ensure we enter FY2022 in a great position.”

Conference Call Details
AZZ Inc. will conduct a conference call to discuss financial results for the first quarter of fiscal year 2021 today, Thursday July 9, 2020, at 11:00 A.M. ET. Interested parties can access the conference call by dialing (844) 855-9499 or (412) 317-5497 (international). A webcast of the call will be available on the Company’s Investor Relations page at http://www.azz.com/investor-relations.

A replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088 (international), confirmation # 10145425, or for 30 days at http://www.azz.com/investor-relations.

There will be a slide presentation accompanying today’s event. The Company’s slide presentation for the call will be available on the Investor Relations page at http://www.azz.com/investor-relations.

About AZZ Inc.
AZZ Inc. is a global provider of metal coating solutions, welding solutions, specialty electrical equipment and highly engineered services to the markets of power generation, transmission, distribution and industrial in protecting metal and electrical systems used to build and enhance the world’s infrastructure. AZZ Metal Coatings is a leading provider of metal finishing solutions for corrosion protection, including hot dip galvanizing to the North American steel fabrication industry. AZZ Energy is dedicated to delivering safe and reliable transmission of power from generation sources to end customers, and automated weld overlay solutions for corrosion and erosion mitigation to critical infrastructure in the energy markets worldwide.

Safe Harbor Statement

Certain statements herein about our expectations of future events or results constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. Such forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. Certain factors could affect the outcome of the matters described herein. This press release may contain forward-looking statements that involve risks and uncertainties including, but not limited to, changes in customer demand for our products and services, including demand by the power generation markets, electrical transmission and distribution markets, the industrial markets, and the metal coatings markets. In addition, within each of the markets we serve, our customers and our operations could potentially be adversely impacted by the ongoing COVID-19 pandemic. We could also experience fluctuations in prices and raw material cost, including zinc and natural gas which are used in the hot dip galvanizing process; supply-chain vendor delays ; customer requested delays of our products or services; delays in additional acquisition opportunities; currency exchange rates; adequacy of financing; availability of experienced management and employees to implement AZZ’s growth strategy; a downturn in market conditions in any industry relating to the products we inventory or sell or the services that we provide; economic volatility or changes in the political stability in the United States and other foreign markets in which we operate; acts of war or terrorism inside the United States or abroad; and other changes in economic and financial conditions. AZZ has provided additional information regarding risks associated with the business in AZZ’s Annual Report on Form 10-K for the fiscal year ended February 29, 2020 and other filings with the Securities and Exchange Commission (“SEC”), available for viewing on AZZ’s website at www.azz.com and on the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. These statements are based on information as of the date hereof and AZZ assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact:
David Nark, Vice President of Marketing and Communications
AZZ Inc.
(817) 810-0095
www.azz.com

Investor Contact:
Joe Dorame, Managing Partner
Lytham Partners
(602) 889-9700
www.lythampartners.com

---Financial tables on the following page---

AZZ Inc.
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended May 31,
	2020	2019

Net sales	$213,293	$289,123
Costs of sales	171,085	223,016
Gross margin	42,208	66,107

Selling, general and administrative	27,890	35,133
Operating income	14,318	30,974

Interest expense	2,634	3,584
Other expense, net	1,456	424
Income before income taxes	10,228	26,966
Income tax expense	4,687	5,682
Net income	$5,541	$21,284
Earnings per common share
Basic	$0.21	$0.81
Diluted	$0.21	$0.81

Diluted average shares outstanding	26,192	26,193

AZZ Inc.
Segment Reporting
(in thousands)
(unaudited)

	Three Months Ended May 31,
	2020	2019
Net sales:
Metal Coatings	$118,991	$122,154
Energy	94,302	166,969
	$213,293	$289,123

Segment operating income (loss):
Metal Coatings	$25,085	$29,392
Energy	(1,048)	12,571
Corporate	(9,719)	(10,989)
	$14,318	$30,974

AZZ Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	May 31, 2020	February 29, 2020

Assets:
Current assets	$335,029	$354,562
Net property, plant and equipment	214,965	213,104
Other assets, net	500,779	506,165
Total assets	$1,050,773	$1,073,831

Liabilities and shareholders’ equity:
Current liabilities	$239,617	$280,613
Long term debt due after one year, net	93,911	77,878
Other liabilities	81,589	80,974
Shareholders’ equity	635,656	634,366
Total liabilities and shareholders’ equity	$1,050,773	$1,073,831

AZZ Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended May 31,
	2020	2019

Net cash used in operating activities	$(11,184)	$(17,896)
Net cash used in investing activities	(10,847)	(43,469)
Net cash provided by financing activities	11,036	50,869
Effect of exchange rate changes on cash	722	77
Net decrease in cash and cash equivalents	$(10,273)	$(10,419)
Cash and cash equivalents at beginning of period	36,687	24,005
Cash and cash equivalents at end of period	$26,414	$13,586

--END--